Exhibit 99.1

For Immediate Release
Corel Receives Proposal from Majority Shareholder
     Ottawa, Canada — March 28, 2008 — Corel Corporation (NASDAQ:CREL; TSX:CRE), a leading developer of graphics productivity and digital media software, announced today it has received an unsolicited proposal from Corel Holdings, L.P. (which is controlled by an affiliate of Vector Capital Corporation) (“CHLP”), the holder of 69% of Corel’s outstanding common shares. CHLP is proposing to make an offer to acquire all of Corel’s outstanding common shares not currently held by CHLP at a price of US$11.00 cash per share. CHLP has indicated that any such offer would be conditional upon, among other things, satisfactory confirmatory due diligence and Corel’s existing credit facility remaining in place following the consummation of any transaction.
     The Board of Directors of Corel has formed a Special Committee of independent members of the Board consisting of Ian Giffen, Steven Cohen and Daniel Ciporin to assist it in evaluating and responding to the CHLP proposal and other related strategic considerations. Corel will not be providing further comment at this time but will provide updates as further information becomes available. There can be no assurance that any transaction will be completed or, if completed, of its terms, price or timing.
About Corel Corporation
     Corel is a leading developer of graphics, productivity and digital media software with more than 100 million users worldwide. The Company’s product portfolio includes some of the world’s most popular and widely recognized software brands including CorelDRAW® Graphics Suite, Corel® Paint Shop Pro® Photo, Corel® Painter™, Corel DESIGNER®, Corel® WordPerfect® Office, WinZip®, WinDVD® and iGrafx®. Designed to help people become more productive and express their creative potential, Corel’s software strives to set a higher standard for value with full-featured products that are easier to learn and use. The industry has responded with hundreds of awards recognizing Corel’s leadership in software innovation, design and value.
     Corel’s products are sold in more than 75 countries through a well-established network of international resellers, retailers, original equipment manufacturers, online providers and Corel’s global websites. The Company’s headquarters are located in Ottawa, Canada with major offices in the United States, United Kingdom, Germany, China, Taiwan and Japan. Corel’s stock is traded on the NASDAQ under the symbol CREL and on the TSX under the symbol CRE. www.corel.com

     © 2008 Corel Corporation. All rights reserved. Corel, CorelDRAW, Paint Shop Pro, Snapfire, Painter, Corel DESIGNER, WordPerfect, WinZip, iGrafx, the Corel logo, InterVideo, Ulead, WinDVD and WinDVD Creator are trademarks or registered trademarks of Corel Corporation and/or its subsidiaries. All other trademarks are the property of their respective holders.
CRELF
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